GRAINGER REPORTS RESULTS FOR THE FIRST QUARTER 2024

Strategic focus driving business forward;
Company reaffirms full year 2024 guidance ranges

First Quarter Highlights
•Delivered sales of $4.2 billion, up 3.5%, or 4.9% on a daily, organic constant currency basis
•Achieved operating margin of 15.8%, down 80 basis points
•Increased diluted EPS by $0.01 to $9.62
•Generated $661 million in operating cash flow and returned $360 million to Grainger shareholders through dividends and share repurchases
•Announced dividend increase of 10%
•Refreshed repurchase authorization for up to 5 million shares of common stock
•Reaffirming FY 2024 guidance

CHICAGO, April 25, 2024 - Grainger (NYSE: GWW) today reported results for the first quarter of 2024 with sales of $4.2 billion, up 3.5%, or 4.9% on a daily, organic constant currency basis, and diluted EPS of $9.62, up 0.1% compared to the first quarter of 2023.

“Our 2024 performance so far shows that the team is focusing on what matters and living our purpose—We Keep the World Working®. We’ve produced solid results amidst a slow, but steady demand environment,” said D.G. Macpherson, Chairman and CEO. “Looking to the remainder of the year, we are well-positioned to achieve our guidance outlook as we work to provide a flawless experience and deliver tangible value for our customers.”

2024 First Quarter Financial Summary

($ in millions, except per share amounts)	Q1 2024 (1)	Q1 2023 (1)	Q1'24 vs. Q1'23
			Fav. / (Unfav.)
Net Sales	$4,235	$4,091	3.5%
Gross Profit	$1,668	$1,634	2.1%
Operating Earnings	$669	$680	(1.6)%
Net Earnings Attributable to W.W. Grainger, Inc.	$478	$488	(2.0)%
Diluted Earnings Per Share	$9.62	$9.61	0.1%

Gross Profit Margin	39.4%	39.9%	(50) bps
Operating Margin	15.8%	16.6%	(80) bps
Effective Tax Rate	24.2%	23.3%	(90) bps
(1) Results are consistent on a reported and adjusted basis.

Revenue
Sales in the quarter, on a reported and daily basis, increased 3.5% compared to the first quarter of 2023. Normalizing for the impact of foreign currency exchange and the Company's 2023 divestiture of its subsidiary, E & R Industrial Sales, Inc., sales on a daily, organic constant currency basis increased 4.9% compared to the first quarter of 2023.

In the High-Touch Solutions - N.A. segment, daily sales were up 3.4% compared to the first quarter of 2023, with growth in all geographies. In the Endless Assortment segment, daily sales were up 3.7%, or 10.0% on a daily, constant currency basis, compared to the first quarter of 2023. Revenue growth for the segment was driven by core customers at Zoro and enterprise customers at MonotaRO, partially offset by the continued decrease in non-core customers at Zoro.

Gross Profit Margin
Gross profit margin for the first quarter of 2024 was 39.4%, a 50-basis point decline from the first quarter of 2023. The decrease was driven by declines in both segments.

In the High-Touch Solutions - N.A. segment, gross profit margin decreased by 60 basis points over the first quarter of 2023 due primarily to negative price / cost spread partially offset by sustained freight and supply chain efficiencies. In the Endless Assortment segment, gross profit margin declined by 30 basis points from the first quarter of 2023 as continued freight efficiencies at MonotaRO were offset by unfavorable product mix at Zoro.

Earnings
Operating earnings for the first quarter of 2024 were $669 million, down 1.6% compared to the first quarter of 2023. Operating margin in the quarter was 15.8%, an 80-basis point decrease from the first quarter of 2023 as continued investment in demand generating activities in the High-Touch Solutions - N.A. segment was partially offset by operating efficiencies at MonotaRO.

Diluted earnings per share of $9.62 in the first quarter of 2024, increased 0.1% compared to the first quarter of 2023. The decline in operating earnings was offset by a lower share count in the current year period.

Tax Rate
The first quarter 2024 effective tax rate was 24.2%, compared to 23.3% in the first quarter of 2023. The increase in the effective tax rate was primarily due to decreased stock compensation tax benefit.

Cash Flow
During the first quarter of 2024, the Company generated $661 million of cash flow from operating activities, as solid net earnings were further aided by the favorable timing of working capital. The Company invested $119 million in capital expenditures, resulting in free cash flow of $542 million. During the quarter, the Company returned $360 million to Grainger shareholders through dividends and share repurchases.

Guidance
The company is reaffirming the following guidance ranges as previously announced on February 2, 2024.

Total Company(1)	FY 2024 Guidance Range (reaffirmed April 25, 2024)
Net Sales	$17.2 - $17.7 billion
Sales Growth	4.3% - 7.3%
Daily, organic, constant currency sales growth	4.0% - 7.0%
Gross Profit Margin	39.1% - 39.4%
Operating Margin	15.3% - 15.8%
Diluted Earnings per Share	$38.00 - $40.50
Operating Cash Flow	$1.9 - $2.1 billion
CapEx (cash basis)	$0.4 - $0.5 billion
Share Buyback	$0.9 - $1.1 billion
Effective Tax Rate	~24.0%

Segment Operating Margin
High-Touch Solutions - N.A.	17.4% - 17.9%
Endless Assortment	7.3% - 7.8%
(1) Guidance provided is on an adjusted basis. Daily, organic constant currency sales growth is adjusted for the impact of two additional selling days in 2024 as compared to 2023, the sale of the Company’s divested E & R Industrial Sales, Inc. subsidiary completed in the fourth quarter of 2023, and changes in foreign exchange. The Company does not reconcile forward-looking non GAAP financial measures. For further details see the supplemental information of this release.

Webcast
The Company will conduct a live conference call and webcast at 11:00 a.m. ET on Thursday, April 25, 2024, to discuss the first quarter results. The webcast will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. At Grainger, We Keep the World Working® by serving more than 4.5 million customers worldwide with products delivered through innovative technology and deep customer relationships. With 2023 sales of $16.5 billion, the Company operates two business models. In the High-Touch Solutions segment, Grainger offers approximately 2 million maintenance, repair and operating (MRO) products and services, including technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 13 million products, and MonotaRO.com offers more than 22 million products. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2024 first quarter results. Additional Company information can be found on the Grainger Investor Relations website which includes the Company Snapshot and ESG report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “believe,” “could,” “future," "guidance," “may,” “predict,” "prospects," “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; the impact of macroeconomic pressures and geopolitical trends, changes and events; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies, including with respect to Grainger’s eCommerce platforms; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in Grainger’s gross profit margin; Grainger’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the Internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; the impact of any government shutdown; disruption or breaches of information technology or data security systems involving Grainger or third parties on which Grainger depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; foreign currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of Grainger’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; outbreaks of pandemic disease or viral contagions; natural or human induced disasters, extreme weather and other catastrophes or conditions; effects of climate change; failure to execute on our efforts and programs related to environmental, social and governance matters; competition for, or failure to attract, retain, train, motivate and develop executives and key employees; loss of key members of management or key employees; loss of operational flexibility and potential for work stoppages or slowdowns if employees unionize or join a collective bargaining arrangement; changes in effective tax rates; changes in credit ratings or outlook; Grainger's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments; and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Janine Sheedy	Kyle Bland
Dir, Communications	VP, Investor Relations

Communications@grainger.com	Andrew Ansay
Dir, Investor Relations

InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net sales	$4,235	$4,091
Cost of goods sold	2,567	2,457
Gross profit	1,668	1,634
Selling, general and administrative expenses	999	954
Operating earnings	669	680
Other (income) expense:
Interest expense – net	21	24
Other – net	(7)	(6)
Total other expense – net	14	18
Earnings before income taxes	655	662
Income tax provision	158	154
Net earnings	497	508
Less net earnings attributable to noncontrolling interest	19	20
Net earnings attributable to W.W. Grainger, Inc.	$478	$488

Earnings per share:
Basic	$9.65	$9.66
Diluted	$9.62	$9.61
Weighted average number of shares outstanding:
Basic	49.2	50.2
Diluted	49.4	50.5

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	March 31, 2024	December 31, 2023
Current assets
Cash and cash equivalents	$804	$660
Accounts receivable (less allowances for credit losses of $36 and $35, respectively)	2,330	2,192
Inventories – net	2,178	2,266
Prepaid expenses and other current assets	228	156
Total current assets	5,540	5,274
Property, buildings and equipment – net	1,667	1,658
Goodwill	364	370
Intangibles – net	236	234
Operating lease right-of-use	408	429
Other assets	185	182
Total assets	$8,400	$8,147

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	$501	$34
Trade accounts payable	1,133	954
Accrued compensation and benefits	235	327
Operating lease liability	71	71
Accrued expenses	444	397
Income taxes payable	144	48
Total current liabilities	2,528	1,831
Long-term debt	1,783	2,266
Long-term operating lease liability	359	381
Deferred income taxes and tax uncertainties	101	104
Other non-current liabilities	120	124
Shareholders' equity	3,509	3,441
Total liabilities and shareholders’ equity	$8,400	$8,147

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended March 31,
	2024	2023(1)
Cash flows from operating activities:
Net earnings	$497	$508
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	6	4
Deferred income taxes and tax uncertainties	(2)	10
Depreciation and amortization	56	50
Non-cash lease expense	21	17
Stock-based compensation	11	12
Change in operating assets and liabilities:
Accounts receivable	(163)	(162)
Inventories	76	4
Prepaid expenses and other assets	(85)	74
Trade accounts payable	202	53
Operating lease liabilities	(23)	(21)
Accrued liabilities	(35)	(193)
Income taxes – net	107	102
Other non-current liabilities	(7)	(4)
Net cash provided by operating activities	661	454
Cash flows from investing activities:
Capital expenditures	(119)	(98)
Proceeds from sale of assets	1	2
Net cash used in investing activities	(118)	(96)
Cash flows from financing activities:
Proceeds from debt	1	6
Payments of debt	(17)	(18)
Proceeds from stock options exercised	9	23
Payments for employee taxes withheld from stock awards	(10)	(3)
Purchases of treasury stock	(268)	(142)
Cash dividends paid	(105)	(87)
Other – net	(1)	(3)
Net cash used in financing activities	(391)	(224)
Exchange rate effect on cash and cash equivalents	(8)	2
Net change in cash and cash equivalents	144	136
Cash and cash equivalents at beginning of period	660	325
Cash and cash equivalents at end of period	$804	$461
(1) Certain reclassifications have been made to prior year amounts to conform to the current year presentation of Grainger's Condensed Consolidated Statements of Cash Flows. The reclassifications had no impact on previously reported results including net cash provided by (used in) operating, investing and financing activities for the three months ended March 31, 2023.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of our Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, gains and losses associated with business divestitures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS).The Company believes these non-GAAP adjustments provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to the daily sales adjusted for changes in foreign currency exchange rates.

Daily, organic constant currency sales
Refers to daily sales excluding the sales of certain divested businesses in the comparable prior year period and changes in foreign currency exchange rates.

Foreign currency exchange
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2023: Q1-64, Q2-64, Q3-63, Q4-63, FY-254
2024: Q1-64, Q2-64, Q3-64, Q4-64, FY-256
2025: Q1-63, Q2-64, Q3-64, Q4-64, FY-255

As non-GAAP financial measures are not standardized, it may not be possible to compare these measures with other companies' non-GAAP measures having the same or similar names. These non-GAAP measures should not be considered in isolation or as a substitute for reported results. These non-GAAP measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconciles GAAP financial measures to non-GAAP financial measures used in this release: daily sales; daily, organic constant currency sales; free cash flow.

Sales growth for the three months ended March 31, 2024
(percent change compared to prior year period)
(unaudited)

	Q1 2024
	Total Company	High-Touch Solutions - N.A.	Endless Assortment
Reported sales	3.5%	3.4%	3.7%
Day impact	—%	—%	—%
Daily sales(1)	3.5%	3.4%	3.7%
Business divestiture(2)	0.5%	0.6%	—%
Foreign currency exchange(3)	0.9%	(0.2)%	6.3%
Daily, organic constant currency sales	4.9%	3.8%	10.0%
(1) Based on U.S. selling days, there were 64 selling days in Q1 2024 and Q1 2023.
(2) Reflects the divestiture of Grainger's subsidiary, E & R Industrial Sales, Inc., completed in the fourth quarter of 2023.
(3) Excludes the impact of year-over-year foreign currency exchange rate fluctuations.

Free cash flow (FCF) for the three months ended March 31, 2024
(in millions of dollars)
(unaudited)

Q1 2024
Net cash flows provided by operating activities	$661
Capital expenditures	(119)
Free cash flow	$542